Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

VERENIUM COMPLETES 5.5% CONVERTIBLE NOTES EXCHANGE

CAMBRIDGE, Mass., August 28, 2009 – Verenium Corporation (NASDAQ: VRNM) announced today that it has entered into privately negotiated exchange agreements with certain existing holders of its 5.5% Convertible Senior Notes due 2027 (the “5.5% Notes”). Pursuant to the agreements, existing holders of the 5.5% Notes have agreed to exchange approximately $28.5 million in aggregate principal of the 5.5% Notes, for approximately $12.8 million of 9% Convertible Senior Secured Notes due 2027 (the “New Notes”). Lazard Middle Market LLC acted as a financial advisor to the Company for this transaction.

Additional terms relating to the exchange of the original 5.5% Notes and the New Notes include:

•	An exchange ratio of 45%, meaning that for each $1,000 of original 5.5% Notes exchanged, the holder will receive $450 of New Notes;

•	The right to convert the New Notes into common stock of the Company at a conversion price of $.80 per share;

•	An interest rate of 9% per annum, payable in cash or common stock at the Company’s discretion;

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A security interest in certain assets of the Company as collateral for the New Notes, which security interest will be pari passu with a security interest being provided by the Company in the same collateral to holders of the Company’s amended and restated 8% Convertible Senior Notes due 2012; and

•	The New Notes permit the Company to incur unlimited additional debt, secured or unsecured, with up to $50 million of secured debt having priority in the collateral of the New Notes.

“Through this exchange we reduce our debt and create additional financial flexibility, which are critical as we continue to build a leading next-generation biofuels and specialty enzymes business,” said Carlos A. Riva, President and Chief Executive Officer at Verenium.

“We are pleased to have taken this opportunity to further strengthen our balance sheet and create a more appropriate capital structure to support the Company’s future growth and continued success,” said James E. Levine, Chief Financial Officer at Verenium. “Reducing the face amount of the New Notes by 55% compared to the 5.5% Notes being exchanged, and creating the potential for further debt reduction through future conversions of the New Notes into equity at a premium to the current stock price, is an important step forward for Verenium.”

The material terms of the exchange and the New Notes will be described in more detail in the Company’s Current Report on Form 8-K, to be filed with the Securities and Exchange Commission as soon as practicable following finalization of the associated transaction documentation. This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Verenium

Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and animal health markets. The Company possesses integrated, end-to-end capabilities and cutting-edge technology in pre-treatment, novel enzyme development, fermentation and project development for next-generation biofuels. Through a joint venture with BP, the Company is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of non-food feedstocks, including dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to the Company’s strengthening of its balance sheet and the impact on the exchange on future growth and success, the Company’s financing flexibility or ability to obtain future financing, operations, capabilities, commercialization activities, target markets, cellulosic ethanol facilities, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium’s demonstration plant, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2008 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.

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Verenium Contacts:

Kelly Lindenboom	Sarah Carmody
Vice President, Corporate Communications	Sr. Corporate Communications Associate
617-674-5335	617-674-5357
kelly.lindenboom@verenium.com	sarah.carmody@verenium.com